Exhibit 99.1

Contact: Lacey Dean

FOR IMMEDIATE RELEASE	(717) 735-8688

FULTON FINANCIAL CORPORATION NAMES RICK KRAEMER AS CHIEF FINANCIAL OFFICER DESIGNEE

Lancaster, Pa. (July 23, 2024) – Fulton Financial Corporation (“Fulton”) (NASDAQ: FULT) today announced that Richard Kraemer is joining Fulton as Senior Executive Vice President and Chief Financial Officer Designee. In the fourth quarter of 2024, Rick will become Fulton’s Chief Financial Officer (“CFO”), replacing Interim CFO Betsy Chivinski, who will retire from Fulton at the end of the year.

“I would like to thank Betsy Chivinski for her many years of service to Fulton,” said Chairman and CEO Curt Myers. “She’s been an integral part of this company’s success. We greatly appreciate all of her contributions over the years and wish her well in retirement.”

Kraemer will join Fulton on September 3, 2024, and will oversee accounting, treasury, corporate development, tax, financial planning and forecasting, and investor relations. He also will be responsible for advising the Office of the CEO and the board of directors on all financial matters.

“I’m confident Rick is the right person to serve as our next Chief Financial Officer,” said Myers. “He has a proven track record of leading a commercial line of business, overseeing corporate finance functions and developing enterprise strategies to improve profitability.”

Kraemer has more than 20 years in the financial services industry, having most recently served as Chief Banking Officer overseeing commercial markets for another bank. In that role, he had profit and loss responsibility for the bank’s commercial business. Prior to that, he served as Executive Vice President, Deputy Chief Financial Officer & Treasurer. In that role, he was responsible for leading all aspects of corporate treasury and corporate finance for the more than $60 billion in assets company. Previously, he also served as Executive Vice President, Chief Financial Services Officer; and Head of Corporate Finance, Corporate Development and Investor Relations Officer. Kraemer holds a Bachelor of Science degree in Finance from the Fordham University Gabelli School of Business.

About Fulton Financial Corporation
Fulton Financial Corporation, a more than $30 billion Lancaster, Pa.-based financial holding company, has more than 3,500 employees and operates more than 200 financial centers in Pennsylvania, New York, New Jersey, Maryland, Delaware and Virginia through Fulton Bank, N.A. Additional information on Fulton Financial Corporation can be found at investor.fultonbank.com.